As filed with the Securities and Exchange Commission on June 28, 2002
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           GRANGE NATIONAL BANC CORP.
                           --------------------------
             (Exact name of Registrant as specified in its charter)


              Pennsylvania                                            23-2314065
              ------------                                            ----------
    (State or other jurisdiction of                      (I.R.S. Employer Identification No.)
     incorporation or organization)

         GRANGE NATIONAL BANC CORP.                              Thomas A. McCullough
            198 E. Tioga Street                          President and Chief Executive Officer
      Tunkhannock, Pennsylvania 18657                             198 E. Tioga Street
               (570) 836-2100                               Tunkhannock, Pennsylvania 18657
--------------------------------------------                       (570) 836-2100
(Address, including Zip Code, and telephone       --------------------------------------------------
number, including area code, of registrant's       (Name, address, including Zip Code, and telephone
        principal executive offices)              number, including area code, of agent for service)

                                 With a Copy to:
                          Nicholas Bybel, Jr., Esquire
                            B. Tyler Lincoln, Esquire
                             SHUMAKER WILLIAMS, P.C.
                               Post Office Box 88
                         Harrisburg, Pennsylvania 17108
                                 (717) 763-1121

     Approximate date of commencement of the proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [X]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


--------------------------------------------------------------------------------------------------------------------
                                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum
Title of Shares                Amount To         Aggregate Price Per       Proposed Maximum          Amount of
To Be Registered             Be Registered              Unit           Aggregate Offering Price   Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, with par          100,000               $41.35(1)               $4,135,000              $380.42
value of $5.00 per
share
--------------------------------------------------------------------------------------------------------------------
(1) Computed in accordance with Rule 457(c), solely for the purpose of calculating the Registration Fee, and based upon the average of the high and low prices of the common stock on June 23, 2002.

PROSPECTUS
----------



                           GRANGE NATIONAL BANC CORP.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                         100,000 Shares of Common Stock

     Grange National Banc Corp., a Pennsylvania corporation, hereby offers shares of its common stock, through participation in its Dividend Reinvestment and Stock Purchase Plan. We refer to Grange National Banc Corp. as "Grange" throughout this prospectus.

     This prospectus relates to 100,000 shares of common stock that Grange may issue or sell, from time to time, under the plan. The plan provides shareholders with a convenient and economical way to purchase additional shares of Grange common stock by reinvesting dividends. Shareholders may also make additional voluntary cash purchases of common stock under the plan. The plan is intended to benefit long-term investors who wish to increase their investment in Grange common stock.

     The plan administrator will purchase shares of common stock acquired for the plan directly from Grange at fair market value, in the open market, or in negotiated transactions. Grange is authorized to issue up to 100,000 shares of its common stock under the plan. As of June 23, 2002, the market price of the common stock was $41.35. Grange common stock is listed on the Over-the-Counter Bulletin Board under the symbol "GRGN."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE PENNSYLVANIA DEPARTMENT OF BANKING NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. NEITHER GRANGE NATIONAL BANC CORP. NOR ITS WHOLLY-OWNED SUBSIDIARY, GRANGE NATIONAL BANK, HAS GUARANTEED THESE SHARES. THERE CAN BE NO ASSURANCE THAT THE TRADING PRICE OF THE GRANGE COMMON STOCK NOT DECREASE AT ANY TIME.


                  THE DATE OF THIS PROSPECTUS IS JUNE 28, 2002.

                                TABLE OF CONTENTS

IMPORTANT CONSIDERATIONS.......................................................1

NOTICE OF ANTI-TAKEOVER PROVISIONS.............................................2

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN..................................3
    The Purpose and Features of the Plan.......................................3
    Administration.............................................................3
    Eligibility................................................................4
    Enrolling in the Plan......................................................5
    Share Purchases and Price..................................................6
    Expenses 8
    Voluntary Cash Payments....................................................8
    Reports to Participants....................................................9
    Stock Certificates.........................................................9
    Safekeeping Service.......................................................10
    Termination of Participation in the Plan..................................11
    Sales of Shares...........................................................11
    Dividend Payment Date.....................................................12
    Other Stock Transactions..................................................12
    Voting of Shares..........................................................12
    Responsibility of Grange and the Plan Administrator.......................12
    Modification, Termination and Interpretation of Plan......................13
    Tax Consequences..........................................................13

DESCRIPTION OF SECURITIES.....................................................16
    Dividends.................................................................16
    Issuance of Additional Securities.........................................17
    Legal Opinion.............................................................17
    Anti-Takeover Provisions in Articles and Bylaws...........................18
    Anti-takeover Provisions Applicable to Registered Corporations............19

USE OF PROCEEDS...............................................................23

EXPERTS.......................................................................23

LEGAL MATTERS.................................................................24

WHERE YOU CAN FIND MORE INFORMATION...........................................24

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................24

INDEMNIFICATION OF OFFICERS AND DIRECTORS.....................................25

                            IMPORTANT CONSIDERATIONS

     The purpose of the plan is to provide a convenient and useful service for current Grange shareholders. Nothing in this prospectus represents a recommendation by Grange or anyone else that a person buy or sell Grange common stock. We urge you to read this prospectus thoroughly before you make your investment decision regarding participation in the plan.

     Grange cannot provide any assurance that shares of common stock purchased under the plan will, at any time, be worth more or less than their purchase price.

     Shareholders do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of common stock. The plan administrator will allocate shares purchased to four decimal places; thus, there is usually a partial share in each plan account. This practice allows maximum investment of dividends.

     The plan does not represent a change in our dividend policy, which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by the Board of Directors from time to time. Shareholders who do not wish to participate in this plan will continue to receive cash dividends when and as declared. We cannot provide any assurance whether, or at what rate, Grange will continue to pay dividends.

     Common stock purchased under the plan is not a deposit account of Grange or any of its depository subsidiaries and is not insured by the FDIC or any other governmental organization. An investment in common stock is subject to market risk and possible loss of value.

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide any information or to make any representation that differs from this information. This prospectus may only be used where it is legal to sell these securities. It does not constitute an offer of securities in any state in which the offer or sale of the securities is not permitted.

     This prospectus does not cover resales of the securities. The information in this prospectus is only accurate as of the date of this prospectus.

                       NOTICE OF ANTI-TAKEOVER PROVISIONS

     Grange's Articles of Incorporation and Bylaws include provisions that may be considered anti-takeover in nature. They may discourage or make acquisition of control over the company more difficult. The anti-takeover provisions in the Articles of Incorporation include the following:

     o A provision for substantial authorized but unissued capital stock, including both common stock and preferred stock;

     o The elimination of the right of shareholders to cumulate their votes in the election of directors;

     o The establishment of broad criteria to be applied by the Board of Directors in evaluating an acquisition proposal;

     o A supermajority provision that requires greater than a majority vote to approve a merger or other extraordinary corporate transaction, unless approved by a supermajority vote of the directors; and

     o No shareholders' preemptive rights to subscribe to purchase additional shares of stock on a pro rata basis.

     The provisions of Grange's Bylaws that may be considered anti-takeover in nature include the following:

     o    A classified Board of Directors.

     The overall effect of these provisions may result in the entrenchment of current management by enabling it to retain its position and placing it in a better position to resist changes that shareholders may want to make if they are dissatisfied with the conduct of our management, regardless of whether these changes are desired by or are beneficial to a majority of the shareholders. You may determine that these provisions are not in your best interest because they may substantially limit your voting power.

     As a Pennsylvania business corporation, Grange is also subject to the Pennsylvania Business Corporation Law of 1988, which includes provisions that may have similar effects. See, "Description of Securities -- Anti-Takeover Provisions in Articles and Bylaws, Anti-Takeover Provisions Applicable to Registered Corporations," below.

                           GRANGE NATIONAL BANC CORP.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

THE FOLLOWING IN QUESTION AND ANSWER FORMAT DESCRIBES THE TERMS AND CONDITIONS OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, AS IN EFFECT ON THE DATE OF THIS PROSPECTUS.

THE PURPOSE AND FEATURES OF THE PLAN

1.   What is the purpose of the plan?

     The plan provides shareholders with a simple and convenient way to buy additional shares of our common stock, by reinvesting cash dividends and making voluntary cash payments. Participation in the plan is entirely optional. Under the plan, we may sell you original issue shares, shares that we have reacquired and hold as treasury shares, or shares bought by the plan. We may use a combination of these methods. If we sell you any original issue shares, we will use the additional funds for general corporate purposes.

2.   What are the features of the plan?

     o We will automatically reinvest dividends paid on shares that you enroll in the plan in additional common stock. In addition, plan participants may invest voluntary cash payments in additional shares of common stock.

     o We will credit the purchase of fractions of shares to your plan account, as well as whole shares. This feature allows for full investment of funds. Fractional shares also earn dividends.

     o The plan's safekeeping feature relieves you of the responsibility for taking care of certificates for your shares.

     o Under the plan, we simplify your record keeping by furnishing you with quarterly statements of account.

     o You will have no control over the prices at which shares are purchased for your account, because the purchases will be made during each period, as described in the plan, and you bear the risks of fluctuations in the market price of the common stock. See, "Share Purchases and Price."

ADMINISTRATION

3.   Who administers the plan?

     Grange National Bank, our wholly-owned subsidiary, will administer the plan. We pay all costs of administering the plan. The bank, as plan administrator, will receive and invest your cash contributions, maintain your plan account records, issue periodic account statements, and perform other duties related to the plan. If you have questions regarding the plan, you may contact the plan administrator at the following address:

                    Grange National Bank
                    198 E. Tioga Street
                    Tunkhannock, PA 18657
                    Attention: Philip O. Farr, Vice President
                    Phone: (570) 836-2100

     We may choose a new plan administrator at any time.

ELIGIBILITY

4.   Who is eligible to participate in the plan?

     Record holders of our common stock, registered in their name(s), are eligible to participate in the plan, so long as they enroll a minimum of 25 shares. However, we may refuse to offer the plan to certain shareholders, including, but not limited to:

     o Those shareholders who are residents of a state, other than Pennsylvania, that may require registration, qualification or exemption of our common stock, or require registration or qualification of Grange or any of our officers or employees as a broker-dealer, a salesperson or an agent; we will determine, in our sole discretion, that the number of shareholders or the number of shares held does not justify the expense that we might incur in the state; and

     o Those shareholders whose shares are held in the name of a nominee, such as a brokerage firm or securities depository.

     Accordingly, we may limit eligibility for participation in the plan to Pennsylvania residents.

     Shares for which dividends are reinvested by the plan must be registered in your name or held in your plan account. If you are the beneficial owner of shares that are registered in another name (for example, in the name of a broker, bank or other nominee) and you want the dividends on those shares reinvested by the plan, you must first transfer those shares into your name or arrange for the transfer of the shares into the name of the plan administrator or its nominee for credit to your plan account. You may contact the plan administrator for assistance in arranging for the transfer of shares from a broker to your plan account. Do not send in the enrollment form prior to contacting the plan administrator. You must have at least 25 shares transferred into your plan account in order to participate.

ENROLLING IN THE PLAN

5.   How do I become a participant?

     You may elect to become a plan participant at any time by completing an enrollment form and mailing it to:

                    Grange National Bank
                    198 E. Tioga Street
                    Tunkhannock, PA 18657
                    Attention: Philip O. Farr, Vice President

     You may obtain additional enrollment forms by writing to the plan administrator or calling (570) 836-2100.

     The plan administrator must receive a properly completed enrollment form at least 5 business days before a dividend record date in order for those dividends to be reinvested under the plan.

     You must make one of the following elections on the enrollment form:

     o FULL DIVIDEND REINVESTMENT: We will automatically reinvest all cash dividends that you receive; or

     o PARTIAL DIVIDEND REINVESTMENT: You may choose to have only a part of your total number of shares enrolled in the plan, but you must have at least 25 shares enrolled in the plan. If you elect partial reinvestment, you must indicate on the enrollment form the number of shares you wish to register. We will continue to make payments of dividends to you on the number of shares not registered in the plan, and will reinvest the cash dividend payments on shares registered in the plan.

     By completing the enrollment form, you appoint the plan administrator as your agent to reinvest dividends on the shares registered under the plan and to purchase additional shares with your voluntary cash investments. We will register your plan shares in the name of the plan or its nominee and credit them to your account in the plan.

     Shareholders are not charged a fee for enrollment in the plan. However, withdrawal from the plan is subject to an administrative fee. See, Question No. 14 below.

6.   Must I enroll a minimum number of shares?

     Yes. You must enroll at least 25 shares in the plan.

7.   When may I join the plan?

     You may join the plan at any time. If we receive your enrollment form at least 5 business days prior to the record payment date for a dividend, we will reinvest your dividends payable on that date. If we receive your enrollment form less than 5 business days after the record date, we will begin reinvestment of cash dividends on the next dividend payment date.

     Currently, the Board of Directors has declared and paid dividends on a quarterly basis. The Board of Directors reserves the right to change the dividend record and payment dates.

8.   May I change the number of shares subject to the plan?

     Yes. You must register at least 25 shares in the plan. You may change the number of shares enrolled in the plan at any time by submitting a written request to the plan administrator. The change will be effective with the first dividend payment after the plan administrator receives your request, provided that the notice of change is received at least 5 business days before a dividend record date. If you are adding shares to the plan, the plan administrator will not charge you a fee. However, if you withdraw some of your registered shares from the plan, or if you withdraw all of your registered shares from the plan, which will terminate your participation in the plan, an administrative fee will apply to each notice of withdrawal or termination. See, Question No. 14 below. The plan administrator will register certificates for whole shares withdrawn in your name, as participant. You will receive cash for the value of fractional shares. The plan administrator will continue to reinvest dividends on any shares that remain in your account.

SHARE PURCHASES AND PRICE

9.   How are shares acquired for the plan?

     Shares of our common stock are purchased for the plan:

     o    In the open market by an independent broker, on behalf of the plan;

     o    Directly from us as original issue shares;

     o    Through negotiated transactions.

     We may also use a combination of these methods. We decide how the shares will be acquired.

     Purchases of common stock in the open market or through negotiated transactions may occur over one or more trading days.

10.  When will common stock be purchased for participants' accounts?

     The plan administrator uses cash to purchase common stock, as promptly as possible, on or after the applicable dividend payment date, and in no event more than 30 days after the applicable dividend date. The plan administrator will allocate full and fractional shares to each participant's account after the plan administrator purchases shares sufficient to cover the purchases for all participants under the plan for the applicable dividend date.

11.  What price will I pay for common stock purchased through the plan?

     o OPEN MARKET PURCHASES AND NEGOTIATED TRANSACTIONS. An independent broker will buy shares of our common stock for the plan in the open market. The plan administrator may also purchase shares in negotiated transactions. The price will be the weighted average price paid for all shares purchased after the relevant dividend payment date. We will bear the cost of all brokerage fees and commissions on purchases under the plan.

          Except for any limitations imposed by federal or state securities laws, the independent broker has full discretion as to all matters relating to open market purchases for the plan. The broker determines the number of shares, if any, to be purchased on any given day, the time of day, the price to be paid for the shares, the markets in which shares are to be purchased (which may include any securities exchange or over-the-counter market) and the persons (including brokers or dealers) from or through whom to make purchases.

     o ORIGINAL ISSUE SHARES ACQUIRED DIRECTLY FROM GRANGE. The price of shares purchased directly from us is the average of the daily averages of the high and low sales prices for our common stock as reported on the NASD's Over-the-Counter Bulletin Board for the four weeks prior to a dividend payment date.

     o COMBINATION OF DIFFERENT METHODS. If shares are both purchased in the open market or in negotiated transactions and issued directly by us, the price paid for the issued shares will be the same as the price paid for shares purchased in the open market or in negotiated transactions, as calculated based on the weighted average paid for all shares so purchased.

12.  How many shares will be purchased for me?

     The number of shares to be purchased for you depends on the amount of your reinvested dividends and the applicable purchase price, as determined in the manner described in Question No. 11. The plan administrator will credit your account with that number of shares, including fractions computed to four decimal places, which is equal to your total dollar amount to be invested, divided by the applicable purchase price.

     Your dollar amount to be invested, as of any dividend payment date, is the sum of the dividends on all shares held in your name and enrolled in the plan as of the dividend record date.

     The amount to be invested for you will be reduced by the amount of any required tax withholding, including any "backup withholding" and any withholding required on dividends received by foreign participants, as applicable.

13.  Who bears the risk of market price fluctuations in our common stock?

     In this regard, as a participant, your investment is no different from that of nonparticipating shareholders. A participant bears the risk of loss and has the opportunity for gain from market price changes for shares held in the plan and certificated shares held in your name.

EXPENSES

14. What fees and charges will I have to pay in connection with purchases or other services under the plan?

     The following fee schedule is applicable and is subject to change:

     Withdrawing any number of shares from the plan........................$5.00 per notice of withdrawal We will bear the cost of all brokerage fees and commissions for purchases under the plan.

VOLUNTARY CASH PAYMENTS

15.  Who is eligible to make voluntary cash investments?

     As a participant, you may elect to make voluntary cash payments.

16. What are the timing requirements and other limitations on voluntary cash payments?

     The plan administrator must receive your voluntary cash payments not more than 30 nor less than 5 business days prior to the dividend payment date. The plan administrator will return voluntary cash payments received too early or too late. Voluntary cash payments may not be less than $100 per calendar quarter or total more than $2,500 in any calendar quarter. We reserve the right, in our sole discretion, to determine whether voluntary cash payments are made on behalf of an eligible participant.

17.  How does the voluntary cash payment option work?

     To make a voluntary cash payment, you must enclose a check or money order to the plan administrator with a completed payment form. A payment form is sent with each statement of account. You make checks and money orders payable to "Grange National Bank, Plan Administrator." You should include your social security number or taxpayer identification number and account number on the check.

     The plan administrator will apply any voluntary cash payments received within the permissible time period to the purchase of shares of common stock on the upcoming investment date. The price is determined in accordance with provisions of the plan. Voluntary cash payments made by check or other draft must clear prior to the investment date. The plan administrator will promptly send you an acknowledgment confirming receipt of funds in time for investment on a particular investment date. You may obtain the return of any voluntary cash payment, if the plan administrator receives the request for return at least two business days prior to the dividend payment date. We do not pay interest on voluntary cash payments.

REPORTS TO PARTICIPANTS

18.  What reports will I receive?

     The plan administrator sends a quarterly statement showing the number of shares purchased, the purchase price, the date on which the shares were purchased and the number of shares held in your account. You should keep these statements for income tax purposes. In addition, you will receive the same communications sent to every common stock shareholder, including our quarterly reports, annual reports, notice of shareholder meetings and proxy statements, and income tax information for reporting dividends paid.

STOCK CERTIFICATES

19. Are certificates issued to me for shares of common stock purchased through the plan?

     No. Shares of common stock purchased through the plan are registered in the name of the plan administrator (or its nominee), as agent for you, as a plan participant. This is known as the custodian, or "book entry" method of holding shares. It is a safekeeping feature that protects against loss, theft, or destruction of stock certificates.

     The number of shares of common stock credited to your plan account is shown on your quarterly account statement. You will not receive a certificate for these shares unless you specifically request a certificate.

     You may obtain a certificate for any number of whole shares of common stock held in your plan account by making a written request to the plan administrator. The plan administrator will send your certificate normally within 2 weeks after receiving your request. Any remaining whole shares and fractions of a share will continue to be held in your account.

     A certificate for a fraction of a share will not be issued under any circumstances. The plan administrator will issue a check for the value of any fractional share.

20.  May I pledge or transfer shares held under the plan?

     Shares of common stock may not be pledged, sold or otherwise transferred, while held in your plan account. In order to pledge, sell or transfer shares held in your plan account, you must first withdraw them from the plan by requesting that a certificate for whole shares be delivered to you.

     We maintain your account in the name in which your certificates were registered at the time you entered the plan. Consequently, certificates for whole shares will also be registered in that name, when they are issued to you.

21. What is the effect on my plan account if I request a certificate for shares held in the account?

     Unless you instruct us otherwise, both your certificated shares and shares without certificates will be enrolled in the plan so long as you meet the minimum 25 share enrollment requirement.

SAFEKEEPING SERVICE

22. May common stock I hold in certificate form be deposited in the plan account?

     Yes. You may take advantage of the plan's safekeeping services. Common stock certificates registered in your name may be delivered to the plan administrator for deposit to your account and will be automatically enrolled in the plan. This procedure allows you to avoid the necessity of safekeeping certificates. The plan administrator will cancel certificates delivered for safekeeping and will issue new certificates in the name of the plan administrator; upon withdrawal or a request for a certificate, the plan administration will cancel the plan administrator's certificate and issue a new certificate in your name. You should contact the plan administrator for the proper procedure to deposit certificates.

     Common stock certificates will be accepted for deposit to your account as long as you are currently a participant in the plan. All dividends on any shares deposited will be automatically reinvested.

     If you want to deposit certificates into the plan, you should mail them, by certified or registered mail, to the plan administrator with instructions requesting that they be deposited into your plan account. Do not endorse the certificate or complete the assignment section on the back of the certificate. We recommend that you insure certificates for at least 2% of their current market value when mailing them. This is the amount that is usually charged for surety protection, should the certificates become lost in the mail.

23. May I deposit my shares for safekeeping and continue to receive my dividends in cash?

     No. Shares deposited for safekeeping are automatically enrolled in the plan.

TERMINATION OF PARTICIPATION IN THE PLAN

24.  May I withdraw from the plan?

     Yes. The plan is entirely voluntary. You may terminate your plan account at any time by providing written notice instructing the plan administrator to terminate the account. You will be charged a fee for withdrawal from the plan. See, Question No. 14 above.

25.  What happens when I terminate my plan account?

     If the plan administrator receives your notice of termination at least 5 business days before the record date for the next dividend, reinvestment of dividends ceases as of the date your notice of termination is received. If the plan administrator receives your notice of termination less than 5 business days before a dividend record date, the termination will not become effective until after the reinvestment of that dividend.

     As soon as practicable after receiving your notice of termination, the plan administrator will send you a certificate for all whole shares of common stock in your account, and a check for the value of any fractional share.

26.  May I later participate in the plan?

     Generally, a shareholder who withdraws from the plan may elect to participate at any time. However, we and the plan administrator reserve the right to reject any enrollment form, on any grounds, including but not limited to excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the plan as a long-term investment service.

SALES OF SHARES

27.  May I request that shares held in my plan account be sold?

     Currently, we do not handle the sale of shares for your account. In the event that you wish to sell shares held in the plan, you must withdraw those shares from your account and sell them on your own.

DIVIDEND PAYMENT DATE

28.  When are dividends paid?

     Currently, dividends declared on our common stock have been paid quarterly. Our Board of Directors reserves the right to change dividend record and payment dates, if and when dividends are declared.

OTHER STOCK TRANSACTIONS

29.  What happens if Grange issues a stock dividend or declares a stock split?

     Any dividends in common stock or split shares we distribute on shares enrolled in the plan will be added to your account. For shares registered in your name in certificated form, stock dividends or split shares relating to those shares will be issued in certificated form and mailed directly to you in the same manner as to shareholders who do not participate in the plan. For shares held in the plan, in book entry form, stock dividends or split shares will be credited to your account in book entry form.

30.  What happens if Grange has a rights offering?

     In the event that we make the right to purchase additional shares available to our shareholders, you will receive rights based upon the total number of whole shares you own, that is, the total number of shares registered in your name and the total number of whole shares held in your plan account.

VOTING OF SHARES

31.  How are my shares voted at shareholder meetings?

     You can vote whole shares of common stock held in your plan account in the same manner as certificated shares held in your own name. For each shareholder meeting, you will receive a proxy statement and a form of proxy that covers both the certificated shares and the shares held in your plan account. If you wish, you may vote all of these shares at the meeting. Fractions of shares may not be voted.

RESPONSIBILITY OF GRANGE AND THE PLAN ADMINISTRATOR

32. What is the responsibility of Grange and of the plan administrator under the plan?

     Grange and the plan administrator, in administering the plan, are not liable for any act done in good faith or for any good faith omission to act. This includes any claim of liability due to failure to terminate an account upon the death of a participant, until the plan administrator receives written notice of the death, the prices and the times at which shares are purchased for a participant, or any fluctuation in market value before or after any purchase or sale of shares.

     The plan administrator will send all notices to your last known address. You should notify the plan administrator promptly, in writing, of any change of address.

     The plan administrator may resign as plan administrator of the plan at any time, in which case we will appoint a successor plan administrator. In addition, we may replace the plan administrator with a successor plan administrator at any time.

MODIFICATION, TERMINATION AND INTERPRETATION OF PLAN

33.  May the plan be amended, suspended or terminated?

     Yes. Our Board of Directors, in its discretion, may modify, suspend, or terminate the plan. Grange will notify you of any modification, suspension or termination in as timely a manner as possible. After mailing you a notice of intention to terminate, amend or suspend at your address as it appears on the plan administrator's records, we may terminate your participation, for whatever reason and at any time, as determined in our sole discretion.

34.  What happens if we terminate the plan?

     If we terminate the plan, you will receive a certificate for all whole shares of common stock held in your account, and a check for the value of any fractional share in your account.

35.  Who interprets and regulates the plan?

     Grange and the plan administrator are authorized to interpret the plan, adopt regulations and take any other action reasonably designed to implement the plan. Any action taken by us or the plan administrator in the good faith exercise of our judgment is binding on participants.

TAX CONSEQUENCES

     This section discusses the federal income tax information connected with the plan, based on current federal tax laws applicable to United States citizens or residents. If federal tax laws change in the future, this disclosure may change and no longer apply. State, local, foreign and other tax provisions vary and are not covered in this summary. In any event, you should consult your tax advisor about your particular circumstances, especially if you may be covered by other tax rules.

36.  What are the federal income tax consequences of participation in the plan?

     For federal income tax purposes, a participant is treated as receiving, on the dividend payment date, the full amount of dividends allocable to the participant, regardless of whether the dividends are:

     o    Paid in cash;

     o    Withheld for payment of taxes; or

     o    Invested in additional shares of common stock under the plan.

     For income tax purposes, participants are treated as receiving, on the dividend payment date, a dividend in an amount equal to the fair market value on the payment date of the shares acquired with reinvested funds. The fair market value for tax purposes may differ from the fair market value, as defined in the plan. The per share tax basis of shares acquired for a participant is generally the price per share reported on the periodic statement of account, supplied to each participant and as reported to the Internal Revenue Service. In connection with market purchases, the participant is also deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on the participant's behalf. The amounts paid for brokerage commissions and expenses are included in the cost basis of shares purchased. The information sent to participants and the IRS at year-end, if so required, will show the amounts paid on their behalf.

     If you make a voluntary cash payment for the purchase of stock under the plan, you are treated as receiving a distribution, if and to the extent that the fair market value of the stock, as determined for tax purposes, received on the date of purchase exceeds the amount of your voluntary cash payment. You are deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on your behalf. The tax basis of shares purchased, under these circumstances, is equal to the purchase price, which may be adjusted to include brokerage commissions and expenses.

     While the matter is not free from doubt, Grange intends to take the position that the administrative expenses of the plan, to be paid by Grange, are not constructive dividends to the plan participants. Each plan participant will receive from the plan administrator a Form 1099-DIV (mailed on or before January 31 of the following year), which will show the total dividend income to the plan participant.

     The holding period for shares acquired under the plan begins on the day after the date the shares are acquired for a participant's account. When a participant is subject to federal income tax withholding on dividends, and when foreign participants' taxable income under the plan is subject to federal income tax withholding, dividends are reinvested less the tax withheld under the applicable law.

     Generally, you do not realize taxable income upon receipt of certificates for whole shares credited to your account, either upon your request for certain of those shares or upon withdrawal from or termination of the plan. You may recognize gain or loss upon the receipt of cash in payment for a fractional share upon withdrawal of shares from the plan. The gain or loss is the difference between the amount you receive for the plan shares or fractional share, as the case may be, and your tax basis in the shares.

     If you sell or exchange shares acquired under the plan, you may recognize gain or loss. The amount of gain or loss will be the difference between the amount you receive for the shares and your tax basis in the shares.

     Dividends reinvested under the plan, by certain domestic corporate shareholders, may be eligible for a dividends-received deduction of 70% of its taxable income under current federal tax laws.

     This summary is based upon an interpretation of current federal income tax laws, and assumes that dividends paid by Grange are from its earnings and profits.

     These above rules may not apply to certain participants in the plan, such as tax-exempt entities (e.g., IRA's) and foreign shareholders. You should consult your own tax advisors to determine the particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

                            DESCRIPTION OF SECURITIES

     Grange is authorized to issue 5,000,000 shares of common stock, par value $5.00 per share, of which 798,190 were issued and outstanding as of March 31, 2002. Grange also held, as of that date, 38,095 shares in treasury, as issued but not outstanding shares. Also, on June 28, 2001, Grange announced a plan to repurchase up to 5% of the company's issued and outstanding common stock, which would then be held in treasury. Grange may sell the shares in treasury for general corporate purposes. Our authorized but unissued shares may be issued by the Board of Directors without further shareholder approval. Our shareholders are entitled to one vote per share on all matters presented to them and do not have cumulative voting rights in the election of directors. As of March 31, 2002, we had approximately 950 shareholders of record.

     Grange also has 1,000,000 shares of preferred stock, par value $5.00 per share, authorized. As of March 31, 2002, no shares of preferred stock were issued.

     Our common stock has no preemptive, subscription or conversion rights or redemption or repurchase provisions. These shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends, as declared by our Board of Directors, and to share pro rata in the event of our dissolution or liquidation.

     Our Board of Directors may approve the issuance of preferred stock, without prior shareholder approval. The Board will determine the rights, qualifications, limitations and restrictions on each series of preferred stock at the time of issuance and may include, among other things, rights to participating dividends, voting rights and convertibility into shares of common stock. We may issue shares of preferred stock with dividend, redemption, repurchase, voting and liquidation rights taking priority over the common stock. The Board may also grant preferred shareholders the right to convert their shares of preferred stock into shares of common stock. Provisions granting directors this type of authority are known as "blank check" provisions.

DIVIDENDS

     Each shareholder is entitled to receive dividends, as declared by our Board of Directors out of legally available funds. Currently, we pay dividends to our shareholders on a quarterly basis. Our Board of Directors intends to retain the policy of providing for a quarterly dividend; however, further dividends depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the Board of Directors considers dividend policy.

     Under the Pennsylvania Business Corporation Law of 1988, we may not pay a dividend if, as a result of the dividend:

     o    We would be unable to pay our debts as they become due; or

     o Our total assets would be less than our total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

     Because the dividends we pay are received from our sole subsidiary, the Grange National Bank, our payment of dividends is also subject to the restrictions set forth in the National Bank Act, which provides that dividends may be declared by the Board of Directors and paid from the net profits of the bank, as the Board of Directors judges expedient. Dividends may be paid only if:

     o    The payment would not impair the bank's capital structure;

     o    If the bank's surplus is at least equal to its common capital;

     o The dividends declared in any year do not exceed the net profits in that year and the net profits retained in the two preceding years;

     o No losses have been sustained equal to or exceeding the bank's undivided profits; and

     o The bank continues its operations at an amount greater than its net profits, deducting therefrom its losses and bad debts.

     In addition, under the Federal Deposit Insurance Corporation Improvement Act, we cannot declare and pay dividends if the Office of the Comptroller of the Currency, the bank's primary federal regulators obtains a cease and desist order because the OCC believes that our payment of dividends would constitute an unsafe and unsound banking practice.

ISSUANCE OF ADDITIONAL SECURITIES

     We have authorized common stock and preferred stock substantially in excess of the number of outstanding shares. As a result, we have the flexibility to raise additional capital and to make acquisitions through the issuance of common stock or preferred stock without prior approval by our shareholders. Issuance of these shares could dilute the book value per share and the voting power of our prior shareholders. Further, the issuance of preferred stock could also affect common stock shareholders' ability to receive dividends and their rights upon liquidation of the company.

LEGAL OPINION

     Shumaker Williams, P.C., 3425 Simpson Ferry Road, Camp Hill, Pennsylvania, Special Counsel to the company and the bank, has delivered an opinion stating that the shares of common stock to be issued in connection with the plan will be, when issued and delivered pursuant to the terms of the plan, fully paid and non-assessable.

                ANTI-TAKEOVER PROVISIONS IN ARTICLES AND BYLAWS

     Our Articles of Incorporation and Bylaws contain a number of provisions that could be considered anti-takeover in purpose and effect.

     Authorized Capital. The anti-takeover provisions include:

     o The authorization of 5 million shares of common stock and 1 million shares of preferred stock, and

     o The express provision that shareholders shall have no preemptive right to subscribe to purchase on a pro rata basis additional shares of stock issued or sold by the company.

     These provisions generally permit our Board of Directors to have as much flexibility as possible to issue additional shares, without prior shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, and employee incentive plans. However, these additional shares may also be used by the Board to deter future attempts to gain control over the company.

     Classified Board. Our Bylaws provide for a classified or staggered Board. The Board consists of three classes of directors, with staggered three-year terms. At each annual meeting, shareholders elect successors to the class of directors whose term is then expiring to hold office for a term of three years. Our Board of Directors may fill vacancies that occur during the year for the remainder of the full term. A classified Board has the effect of moderating the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive annual meetings. However, this extension of time also tends to discourage a tender offer or takeover bid.

     No Cumulative Voting. Another provision is the elimination of cumulative voting. Cumulative voting entitles each shareholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one candidate or distribute them among any two or more candidates. Article 6 of our Articles of Incorporation eliminates cumulative voting rights in the election of directors. Our Board of Directors believes that each director should represent and act in the interest of all shareholders and not any special group of shareholders. The absence of cumulative voting means that a majority of the outstanding shares can elect all the members of the Board of Directors. The absence of cumulative voting may make it more difficult for minority shareholders' nominees to be elected to the Board of Directors.

     Limitation on Voting by Certain Persons. Another anti-takeover provision is the requirement in our Articles of Incorporation, that holders of greater than 10% of outstanding shares of common stock, without the authorization of the Board, may only cast 10% of the total votes that shareholders are entitled to cast at a meeting.

     Authorization to Consider Various Factors in Tender and Other Offers. Another anti-takeover provision in our Articles of Incorporation enables the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as:

     o    The impact the acquisition of the company would have on the community;

     o The effect of the acquisition upon shareholders, employees, depositors, suppliers and customers; and

     o    The reputation and business practices of the tender offeror.

     This provision permits the Board to recognize its responsibilities to these constituent groups of the company and its subsidiaries and to the communities that they serve. Pennsylvania corporate law specifically authorizes this type of provision.

ANTI-TAKEOVER PROVISIONS APPLICABLE TO REGISTERED CORPORATIONS

     Pennsylvania law gives strong anti-takeover provisions to corporations whose securities are registered with the SEC under Section 12 of the Securities Exchange Act of 1934. These are known, under Pennsylvania law, as "registered corporations." Our common stock is registered under Section 12. These Pennsylvania provisions are in addition to provisions contained in our Articles of Incorporation and Bylaws.

     One of these provisions states that there is no statutory right of shareholders of registered corporations to call a meeting of shareholders. However, our Bylaws provide that shareholders entitled to cast at least 25% of the vote that all shareholders are entitled to cast at a particular meeting shall be entitled to call a special meeting of shareholders. A majority of the Board of Directors may also call a special meeting of shareholders.

     Another of the statutory provisions states that there is no statutory right of shareholders of registered corporations to propose an amendment to the company's Articles of Incorporation. In the opinion of our Board of Directors, the elimination of this right makes us less attractive as a potential takeover target because a potential acquirer will not be able to propose changes to our Articles of Incorporation simply by purchasing our stock. The provision also helps to prevent disruptions at shareholders' meetings.

     Another provision to which we are subject assures that all shareholders will receive fair value for their shares as the result of a control transaction. "Fair Value" means not less than the highest price paid per share by a controlling person or group at any time during the 90-day period ending on and including the date of the control transaction. Alternatively, if a shareholder believes the value of his or her shares is higher, he or she may demand an appraisal procedure to receive the fair value of the shares as the date of the control transaction, taking into account all relevant factors that may not be reflected in the price paid for the shares. "Control Transaction" means the acquisition by a person who has, or a group of persons acting in concert that has, voting power over voting shares of the company that would entitle the holders of the shares to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the company. After the occurrence of a control transaction, any shareholder may, within a specified time period, make written demand on the person or group controlling at least 20% of the voting power of the shares of the company for payment in an amount equal to the fair value of each voting share as of the date on which the control transaction occurred.

     It is a relatively common practice in corporate takeovers to pay cash to acquire controlling equity in a company and then to acquire the remaining equity interest in the company by paying the balance of the shareholders a price for their shares that is lower than the price paid to acquire control or is in a less desirable form of payment, such as securities of the purchaser that do not have an established trading market. Our Board of Directors considers these two-tier pricing tactics to be unfair to our shareholders. By their very nature, these tactics tend to cause concern on the part of shareholders that if they do not act promptly, they risk either being relegated to the status of minority shareholders in a controlled company or being forced to accept a lower price for all of their shares. Thus, two-tier pricing unduly pressures shareholders into selling as many of their shares as quickly as possible, either to the purchaser or in the open market, without having genuine opportunity to make a considered investment choice between remaining a shareholder of the company or disposing of their shares. These sales in turn facilitate the purchaser's acquisition of a sufficient interest in the company to enable the purchaser to force the exchange of remaining shares for a lower price in a business combination.

     While the fair price provision in Pennsylvania law is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the fair price provision to assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the fair price provision would not preclude the Board from opposing any future takeover proposal that the Board believed not to be in our best interests and the best interests of our shareholders, whether or not the proposal satisfies the minimum price, form of payment and procedural requirements of the fair price provision.

     Another provision of Pennsylvania law relates to business combinations involving a registered corporation. These business combinations include the following transactions involving an interested shareholder:

     o    Our merger or consolidation with an interested shareholder;

     o A sale, lease, exchange, mortgage, pledge, transfer or other disposition with the interested shareholder of the assets of our company or its subsidiaries;

     o Our issuance or transfer or the bank's any Grange shares or shares of the bank that has a total market value at least equal to 5% of the total market value of all of Grange's outstanding shares to an interested shareholder;

     o The adoption of any plan for the liquidation or dissolution of the company proposed by, or under any agreement with, the interested shareholder;

     o A reclassification of securities or recapitalization of the company or any merger or consolidation of the company with any subsidiary of the company or any other transaction proposed by, or under any agreement with the interested shareholder, which has the effect of increasing the interested shareholder's proportionate share of our outstanding shares; or

     o The interested shareholder's receipt of the benefit, directly or indirectly, of any loans or other financial assistance or any tax credits or other tax advantages provided by the company.

     An interested shareholder is any person who is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors. This definition also applies to an interested shareholder's affiliate or associate.

     Under Pennsylvania law, we cannot engage in a business combination with an interested shareholder other than:

     o A business combination approved by our Board of Directors prior to the date the interested shareholder acquired at least 20% of the shares or where our Board of Directors has approved the purchase of shares by the interested shareholder;

     o A business combination approved by a majority of the votes that all shareholders would be entitled to cast, not including those shares held by the interested shareholder, at a meeting called for that purpose, within 3 months after the interested shareholder became the beneficial owner of shares entitling the interested shareholder to cast at least 80% of the votes in an election of directors, and if the business combination satisfies certain minimum conditions, discussed below;

     o A business combination approved by the affirmative vote of all of the shareholders of the outstanding shares;

     o A business combination approved by a majority of the votes that all shareholders would be entitled to cast, not including those shares beneficially owned by the interested shareholder, at a meeting called for that purpose, no earlier than 5 years after the interested shareholder's share acquisition date; and

     o A business combination approved at a shareholders' meeting, called for that purpose, no earlier than 5 years after the interested shareholder's share acquisition date and that meets certain minimum conditions, discussed below.

     The minimum conditions mentioned above, generally require that the total amount of the cash and the market value of any payments other than cash (such as stock, bonds or debentures) to Grange shareholders, be at least equal to the higher of the following:

     o The highest price paid by the interested shareholder, when the interested shareholder was the beneficial owner of shares entitling him to cast at least 5% of the votes in an election of directors within the 5-year period immediately prior to the announcement date of the business combination or within the 5-year period prior to time the interested shareholder became an interested shareholder, whichever is higher, plus interest; or

     o The market value per common share on the announcement date of the business combination or on the share acquisition date, whichever is higher, plus interest.

     The Pennsylvania provision relating to business combinations is designed to help assure that if, despite the Grange's best efforts to remain independent, the Grange is nevertheless taken over, each shareholder will be treated fairly vis-a-vis every other shareholder and professional investors will not profit at the expense of the company's long-term public shareholders. While the business combination provision is designed to help assure fair treatment of all shareholders vis-a-vis other shareholders in the event of a takeover, it is not the purpose of the business combination provision to assure that shareholders will receive premium price for their shares in a takeover. The business combination provision would not preclude the Board of Directors' opposition to any future takeover proposal that the Board believes not to be in Granges's best interests and the best interests of its shareholders, whether or not the proposal satisfied the requirements of the business combination provision, fair price provision or both.

     Subchapter G of Chapter 25 of the Pennsylvania Business Corporation Law also applies to registered corporations. Under Subchapter G, the acquisition of shares that increase the shareholder's control of the corporation above 20, 33 or 50% of the voting power able to elect the Board of Directors cannot be voted until a majority of disinterested shareholders approve the restoration of the voting rights of those shares in two separate votes:

     o    All disinterested shares of the corporation, and

     o    All voting shares of the corporation.

     Voting rights, restored by shareholder approval, lapse if any proposed control-share-acquisition, that is approved, is not consummated within 90 days after obtaining shareholder approval. Furthermore, control-shares not accorded voting rights or whose rights lapse, regain their voting rights on transfer to another person, who is not an affiliate. If the shares constitute control-shares for the transferee, this subchapter must be applied to that person as well. If the acquiring shareholder does not request a shareholder meeting to approve restoration of voting rights within 30 days of the acquisition or if voting rights are denied by the shareholders or if they lapse, Grange may redeem the control shares at the average of the high and low price on the date of the notice of redemption.

     Subchapter H of Chapter 25 of the BCL likewise applies to registered corporations. Under Subchapter H, a control person -- a person who owns shares with 20% or more voting power -- must disgorge to Grange any profits from the disposition of any equity securities if the disposition occurs within 18 months of becoming a control person, and the securities were acquired 24 months before to 18 months after becoming a control person. This provision seeks to prevent speculative takeover attempts.

     Finally, Pennsylvania law grants a registered corporation the express authority to treat individual shareholders differently and, therefore, may take advantage of poison pills. Poison pills, generally, consist of a shareholder rights plan in which a corporation gives its shareholders the right to buy common stock when specified events occur, such as a merger, which decrease the value of the acquirer's holdings and the acquirer's percentage of ownership.

     The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposal that a majority of Grange shareholders might view to be in their best interests. The offer might include a substantial premium over the market price of our common stock at the time. In addition, these provisions may have the effect of assisting our management in retaining its position and placing it in a better position to resist changes that shareholders may want to make, if dissatisfied with the conduct of the company's business.

                                 USE OF PROCEEDS

     We cannot predict the number of shares of common stock that will be purchased under the plan or the prices at which shares will be purchased. To the extent that shares are purchased from us, and not in the open market, we intend to add the proceeds from the sales to our general funds to be used for general corporate purposes, including, without limitation, investments in and advances to our subsidiary. The amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.


                                     EXPERTS

     The consolidated financial statements of Grange and its subsidiary in our Annual Report on Form 10-K for the year ended December 31, 2001, incorporated by reference into this prospectus, were audited by Kronick, Kalada, Berdy & Co., independent public accountants, as indicated in its report and are included in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Grange and its subsidiary at December 31, 2000 and December 31, 1999, and for the years then ended, were audited by Daniel Kenia, PC., independent public accountants, as indicated in its report, on file with the Commission, and are included in this prospectus in reliance upon the authority of that firm as experts in accounting and auditing.

     Documents incorporated by reference in the future will include financial statements, related schedules and independent auditors' reports. The financial statements and schedules will have been audited to the extent and for the periods set forth in the reports by the independent auditors. To the extent the auditors consent, the audited financial statements and schedules will be incorporated by reference in reliance upon the reports given upon the authority of the independent auditors as experts in accounting and auditing.


                                  LEGAL MATTERS

     Shumaker Williams, P.C., 3425 Simpson Ferry Road, Camp Hill, Pennsylvania 17011 passed upon the legality of the common stock offered by this prospectus. Based on this opinion, the shares of common stock when issued by the company in accordance with the terms of the plan will be validly issued, fully paid and non-assessable.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission (SEC). These documents may be read and copied at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's web site is: http://www.sec.gov.
                                  -------------------

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" in this prospectus other information that we file with it. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following documents by reference in this registration statement, as filed with the SEC:

     o Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002; and

     o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 15, 2002.

     We also incorporate by reference in this prospectus additional documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934 after the date of this prospectus, and prior to our filing a post-effective amendment which indicates that all common stock offered under the plan has been sold or which deregisters any common stock remaining unsold. Additional documents that we incorporate by reference into this prospectus are deemed a part of this prospectus from the date of filing the documents.

     The information incorporated by reference is an important part of this prospectus; however, to the extent that inconsistencies exist between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus automatically updates and supercedes the earlier information. Additionally, information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information.

     Documents incorporated by reference are available without charge to each shareholder, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request. In addition, shareholders may obtain all documentation relating to the plan required to be delivered to participants pursuant to the rules adopted under the Securities Act of 1933. Address requests for copies to:

                    Grange National Bank
                    198 E. Tioga Street
                    Tunkhannock, PA 18657
                    Attention: Philip O. Farr, Vice President
                    Phone: (570) 836-2100

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The general corporate law of the Commonwealth of Pennsylvania, as applicable to us, together with our Bylaws, provides our officers and directors with a broad range of limitation from liability and indemnification for actions and inactions in connection with the performance of their duties. Aside from matters involving criminal statutes or tax laws, our directors are not personally liable for monetary damages for any action or inaction taken unless the director has breached or failed to perform his or her duties of office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. Our officers and directors are entitled to indemnification, if they are named as a party or threatened to be named as a party to any type of proceeding as a result of actions or inactions taken, while in the course of their association with us, provided that the action or inaction was made in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests. Our officers and directors are presumed to be entitled to this indemnification, absent breaches of fiduciary duty, lack of good faith or self-dealing and are entitled to be indemnified unless their conduct is determined by a court to have constituted willful misconduct or recklessness.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Grange pursuant to the provisions described above, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act, and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
         --------------------------------------------

         Registration Fee                     $     380.00
         Blue Sky Fees                              500.00
         Accounting Fees                            500.00
         Legal Fees and Expenses*                 7,500.00
         Printing Fees and Postage*               1,500.00
                                              ------------
                                              $  10,380.00
                                              ============

         * Estimated

Item 15. Indemnification of Directors and Officers.
         ------------------------------------------

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Sections 1741-1750) provides that a business corporation has the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding. We qualify the following discussion, in its entirety, by the full text of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, is attached as Exhibit 99.4.

     Section 1721 of the Pennsylvania Business Corporation Law of 1988, which relates to the Board of Directors, declares that, unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502, which relates to general powers, and elsewhere in the corporation law or otherwise vested by law in a business corporation must be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If a provision is made in the bylaws, the powers and duties conferred or imposed upon the board of directors under the corporation law are exercised or performed to the extent and by a person or persons as provided in the bylaws.

     Section 1712 provides that a director of a business corporation stands in a fiduciary relation to the corporation and must perform his duties as a director, including his duties as a member of any committee of the board, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with the care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director is entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

     o one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

     o counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

     o a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

     A director is not considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

     Section 1716 states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors does not constitute a violation of the preceding paragraph. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action are presumed to be in the best interests of the corporation.

     Moreover, Section 1721 addresses the personal liability of directors and states that if a bylaw adopted by the shareholders so provides, a director is not personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

     o the director has breached or failed to perform the duties of his office under this section; and

     o the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The provisions discussed above shall not apply to:

     o the responsibility or liability of a director pursuant to any criminal statute; or

     o the liability of a director for the payment of taxes pursuant to local, state or federal law.

     Section 1714 states that a director of a business corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, is presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment of the meeting or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent does not apply to a director who voted in favor of the action. Nothing in Section 1714 bars a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of the minutes, he notifies the secretary, in writing, of the asserted omission or inaccuracy.

     Section 1741 which relates to third party actions, provides that unless otherwise restricted in its bylaws, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

     Section 1742, which relates to derivative actions, provides that unless otherwise restricted in its bylaws, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1743, which relates to mandatory indemnification, provides for mandatory indemnification of directors and officers to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, the person is indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1744, which relates to procedure for effecting indemnification, provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) is made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because the person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     o by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     o if a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     o    by the shareholders.

     Section 1745, which relates to advancing expenses, provides that expenses, including attorneys' fees, incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation as authorized by Pennsylvania law or otherwise.

     Section 1746, which relates to supplementary coverage, provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of Pennsylvania law are not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 1746 also provides that indemnification referred to above is not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1746 further declares that indemnification under any bylaw, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. This indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1747, which relates to the power to purchase insurance, provides that unless otherwise restricted in its bylaws, a business corporation has the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in that capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the corporation law. This insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1748, which relates to application to surviving or new corporations, provides that for the purposes of Pennsylvania law, references to "the corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting there from, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of Pennsylvania law with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

     Section 1749, which applies to employee benefit plans, states that for the purposes of Pennsylvania law:

     o references to "other enterprises" shall include employee benefit plans and references to "serving at the request of the corporation" shall include any service as a representative of the business corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries;

     o excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines"; and

     o action with respect to an employee benefit plan taken or omitted in good faith by a representative of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

     Section 1750, which relates to duration and extent of coverage, declares that the indemnification and advancement of expenses provided by, or granted pursuant to Pennsylvania law, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and inure to the benefit of the heirs and personal representative of that person.

     Article 23 of the company's By-laws provides for indemnification of the company's directors, officers, employees and agents in accordance with, and to the maximum extent permitted by, the Pennsylvania Business Corporation Law of 1988, as amended.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Grange National.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.
         ---------

         Exhibit 4.1. Articles of Incorporation, as Amended and Restated, of Grange National Banc Corp. (Incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement No. 33-76838 on Form SB-2, as filed with the SEC on March 24, 1994.)

         Exhibit 4.2. Bylaws, as Amended, of Grange National Banc Corp. (Incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement No. 33-76838 on Form SB-2, as filed with the SEC on March 24, 1994.)

         Exhibit 5. Opinion of Shumaker Williams, P.C., Special Corporate Counsel to Registrant.

         Exhibit 10.1. 1994 Employee Stock Option Plan. (Incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement No. 33-76838 on Form S-8, filed with the SEC on July 21, 1997.)

         Exhibit 10.2. 1994 Non-employee Director Stock Option Plan. (Incorporated by reference to Exhibit 4.2 to Registrant's Registration Statement No. 33-76838 on Form S-8, filed with the SEC on July 21, 1997.)

         Exhibit 10.3. Employment Contract with Thomas A. McCullough, dated March 25, 1998. (Incorporated by reference to Exhibit 10.3 Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998, and filed with the SEC on March 31, 1999.)

         Exhibit 10.4. 1995 Incentive Stock Option and Nonstatutory Stock Option Plan. (Incorporated by reference to Exhibit 4.3 Registrant's Registration Statement No. 33-76838 on Form S-8, filed with the SEC on July 21, 1997.)

         Exhibit 23.1. Consent of Shumaker Williams, P.C., included as part of
         Exhibit 5.

         Exhibit 23.2. Consent of Daniel Kenia, P.C., independent public accountants.

         Exhibit 23.3. Consent of Kronick Kalada Berdy & Co., independent certified public accountants.

         Exhibit 24. Power of Attorney. (Included on signature pages.)

         Exhibit 99.1. Grange National Banc Corp. Dividend Reinvestment and Stock Purchase Plan. (Included in Prospectus.)

         Exhibit 99.2. Grange National Banc Corp. Dividend Reinvestment and Stock Purchase Plan Enrollment Form.

         Exhibit 99.3. Grange National Banc Corp. Letter to Shareholders.

         Exhibit 99.4. Indemnification Provisions.

Item 17. Undertakings.
         ------------

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the SEC pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Tunkhannock, Commonwealth of Pennsylvania on June 28, 2002.

                                      GRANGE NATIONAL BANC CORP.


                                      By: /s/ Thomas A. McCullough
                                          --------------------------------------
                                          Thomas A. McCullough
                                          President and Chief Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas A. McCullough and Philip O. Farr, and each of them, his or her true and lawful attorney-in-fact as agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacity, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                           Capacity                               Date
                           --------                               ----

/s/ Thomas A. McCullough   President and Chief Executive
-------------------------  Officer and Director                   June 28, 2002
Thomas A. McCullough       (Principal Executive Officer)


/s/ Philip O. Farr         Vice President and Comptroller
-------------------------  (Principal Financial and               June 28, 2002
Philip O. Farr             Accounting Officer)

/s/ John W. Purtell
-------------------------  Chairman of the Board                  June 28, 2002
John W. Purtell


/s/ Brian R. Ace
-------------------------  Vice Chairman of the Board             June 28, 2002
Brian R. Ace


/s/ Edward A. Coach
-------------------------  Director                               June 28, 2002
Edward A. Coach



-------------------------  Director                               June ___, 2002
Russell G. Newell


/s/ Sally A. Steele
-------------------------  Secretary and Director                 June 28, 2002
Sally A. Steele


/s/ W. Kenneth Price
-------------------------  Director                               June 28, 2002
W. Kenneth Price


/s/ Robert C. Wheeler
-------------------------  Director                               June 28, 2002
Robert C. Wheeler

                                  EXHIBIT INDEX


Exhibit



4.1 Articles of Incorporation, as Amended and Restated, of Grange National Banc Corp. (Incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement No. 33-76838 on Form SB-2, as filed with the SEC on March 24, 1994.)

4.2            Bylaws, as Amended, of Grange National Banc Corp.
               (Incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement No. 33-76838 on Form SB-2, as filed with the SEC on March 24, 1994.)

5              Opinion of Shumaker Williams, P.C., Special Corporate Counsel
                to Registrant.

10.1 1994 Employee Stock Option Plan. (Incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement No. 33-76838 on Form S-8, filed with the SEC on July 21, 1997.)

10.2           1994 Non-employee Director Stock Option Plan.  (Incorporated by reference to Exhibit 4.2 to Registrant's Registration Statement No. 33-76838 on Form S-8, filed with the SEC on July 21, 1997.)

10.3 Employment Contract with Thomas A. McCullough, dated March 25, 1998. (Incorporated by reference to Exhibit 10.3 Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998, and filed with the SEC on March 31, 1999.)

10.4 1995 Incentive Stock Option and Nonstatutory Stock Option Plan. (Incorporated by reference to Exhibit 4.3 Registrant's Registration Statement No. 33-76838 on Form S-8, filed with the SEC on July 21, 1997.)

23.1           Consent of Shumaker Williams, P.C., included as part of
               Exhibit 5.

23.2           Consent of Daniel Kenia, P.C., independent public accountants.

23.3 Consent of Kronick Kalada Berdy & Co., independent certified public accountants.

24             Power of Attorney.  (Included on signature pages.)

99.1 Grange National Banc Corp., Dividend Reinvestment and Stock Purchase Plan. (Included in Prospectus.)

99.2 Grange National Banc Corp. Dividend Reinvestment and Stock Purchase Plan Enrollment Form.

99.3 Grange National Banc Corp. Letter to Dividend Reinvestment and Stock Purchase Plan Participants.

99.4           Indemnification Provisions.